PLACEMENT AGENCY AGREEMENT

June 2, 2013

JMP Securities LLC

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Attn: Anthony Wayne

Ladies and Gentlemen:

American Realty Capital Properties, Inc., a Maryland corporation (the “Company”), proposes, subject to the terms and conditions of those certain Securities Purchase Agreements between the Company and certain Investors (each, a “Purchase Agreement”) to issue and sell a number of shares (the “Common Shares”) of its common stock, $0.01 par value per share (“Common Stock”) set forth in the applicable Purchase Agreement and a number shares (the “Preferred Shares” and together with the Common Shares, the “Securities”) of its Series C Convertible Preferred Stock, $0.01 par value per share (“Preferred Stock”) set forth in the applicable Purchase Agreement, directly to the respective Investors (collectively, the “Offerings”). The Company hereby engages JMP Securities LLC as the Company’s non-exclusive placement agent (in such capacity, the “Placement Agent”) in connection with the Offerings.  Capitalized Terms not otherwise defined herein shall have the meanings set forth in the applicable Purchase Agreement.

The Company hereby confirms and clarifies its agreement with the Placement Agent as follows:

Section 1. Placement Agent Services, Compensation and Expenses.

(a) The Company appoints the Placement Agent to act as the Company’s non-exclusive placement agent in connection with the issuance and sale by the Company of the Securities in private offerings pursuant to Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the terms of which Offerings are subject to market conditions and negotiations between the Company and the Investors. The parties acknowledge that the Placement Agent is not an underwriter for the sale of the Securities.

(b) The Company confirms that as compensation for services rendered in connection with the Offerings, and provided that the Securities are sold to the Investors in the Offerings, the Company shall pay to the Placement Agent a cash fee equal to $850,000. Such fee shall be paid in immediately available funds at the Closing to the account set forth on Schedule 1.

(c) The Company acknowledges and agrees that the Placement Agent itself has made no commitment to purchase any of the Securities, and the Placement Agent acknowledges and agrees that it shall have no authority to bind the Company regarding a sale and issuance of the Securities.  The Company acknowledges that any advice given by the Placement Agent or its representatives to the Company is solely for the benefit and use of the Company, the Board of Directors of the Company (the “Board”) and the management of the Company and may not be used, reproduced, disseminated, quoted or referred to, without the Placement Agent’s prior written consent.

(d) All costs, fees and expenses incurred by the Placement Agent in connection with the Offerings shall be borne by the Placement Agent, except that the Company agrees to cause Realty Capital Securities LLC, the other placement agent in connection with the Offerings, to pay the fees and expenses of McGuireWoods LLP, counsel to the placement agents, in an amount not to exceed $25,000. Such counsel fees shall be paid in immediately available funds at the Closing to the account set forth on Schedule 1.

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Section 2. Representations, Warranties and Covenants of the Company.

The Company hereby represents, warrants and covenants to the Placement Agent as of the date hereof, and as of the Closing Date of the Offerings, as follows:

(a) Transaction Documents.  The representations and warranties made by the Company in the Purchase Agreements are true and correct as of the date made and shall be true and correct at all times prior to and on each Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date.  The Company shall perform in all material respects all obligations and covenants required to be performed by it pursuant to the Purchase Agreements on or prior to each Closing Date.

(b) Authorization; Enforceability.  This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(c) NASDAQ Filings. All filings required to be made with the NASDAQ Stock Market to effect the Offerings have been, or will be prior to the Closing, so filed.

(d) SEC Filings.  (i) The Company will file a Notice of Sale of Securities Pursuant to Regulation D, and/or Uniform Limited Offering Exemption (“Form D”) with the Securities and Exchange Commission within 15 days of Closing Date.  Once filed, the Company will provide a copy of the Form D as filed to the Placement Agent.  Filing the Form D is the responsibility of the Company and failure to do so will result in a material breach of this Agreement; and (ii) the Company will prepare and file with the SEC a Registration Statement and/or Prospectus with respect to the resale of Registrable Securities in accordance with the registration rights provisions of the applicable Purchase Agreement.

Section 3. Indemnification and Contribution.

In partial consideration of the services rendered by the Placement Agent for the Company in connection with the Offerings, the Company hereby agrees to the indemnification and contribution provisions as set forth on Schedule 2, which is hereby incorporated into and forms a part of this Agreement.

Section 4. Representations, Warranties and Covenants of the Placement Agent.

The Placement Agent hereby represents, warrants and covenants to the Company as of the date hereof, and as of the Closing Date of the Offerings, as follows:

(a) Regulation D Compliance.  The Placement Agent has not engaged in any activity that constitutes general solicitation or general advertising in connection with the Offerings prohibited under Regulation D.

(b) Other Compliance.  The Placement Agent has complied and will comply with Regulation M, applicable FINRA rules and regulations and any other rules and regulations setting forth restrictions on the dissemination of research reports and the activities of analysts in connection with the Offerings, and is a member in good standing with FINRA and any applicable state licensing authorities.

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(c) No Unauthorized Distribution of Materials.  The Placement Agent has not distributed and will not distribute any offering material in connection with the Offerings and sale of the Securities other than the Disclosure Materials or as otherwise instructed by the Company.

Section 5. Representations and Indemnities to Survive Delivery.

The respective indemnities, agreements, representations, warranties and other statements of the Company or any person controlling the Company, including its officers and directors, and of the Placement Agent set forth in or made pursuant to this Agreement, including, but not limited to the indemnity and contribution agreements contained in Section 3 above, will remain in full force and effect, regardless of (a) any investigation made by or on behalf of any Placement Agent or any person controlling such Placement Agent, the Company, its directors or officers or any persons controlling the Company; and (b) any termination of this Agreement.  A successor to any Placement Agent, or to the Company, its directors or officers or any person controlling the Company, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in Sections 1 and 3 above.

Section 6. Notices.

All communications to the parties hereto hereunder shall be in writing and shall be mailed, hand delivered or sent by facsimile, with confirmation of receipt by the intended recipient confirmed as follows:

If to the Placement Agent:

JMP Securities LLC

600 Montgomery Street, Suite 1100

San Francisco, California 94111

Facsimile: (415) 835-8920

Email: awayne@jmpsecurities.com

Attn: Anthony Wayne

With a copy to (which shall not constitute notice):

McGuireWoods LLP

1345 Avenue of the Americas

7th Floor

New York, New York 10105-0106

Facsimile: (212) 715-2307

Email: solder@mcguirewoods.com

Attention: Stephen E. Older

If to the Company:

American Realty Capital Properties, Inc.

405 Park Avenue

New York, New York 10022

Facsimile: (212) 421-5799

Email: mweil@rcsecurities.com

Attention: Edward M. Weil, Jr.

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With a copy to (which shall not constitute notice):

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Facsimile No.: (212) 969-2900

Email: pfass@proskauer.com

Attention: Peter M. Fass, Esq.

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 7. Successors.

This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of their respective employees, officers and directors and controlling persons, and to their respective successors, and personal representatives, and no other person will have any right or obligation hereunder.  Neither the Company nor the Placement Agent shall be entitled to assign their rights, or delegate their responsibilities, hereunder without the prior written consent of the other party hereto.

Section 8. Partial Unenforceability.

The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof.  If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 9. Governing Law; Waiver of Jury Trial.

The construction, validity, enforcement and interpretation of this agreement shall be governed by and construed in accordance with the laws of the state of New York. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

Section 10. General Provisions.

(a) This Agreement, as informed by the further agreements referenced therein, constitutes the entire agreement of the Placement Agent and the Company with respect to the Offerings, and supersedes all prior or contemporaneous written or oral agreements, understandings and negotiations with respect to the subject matter hereof.

(b) This Agreement may be executed in two or more counterparts (including via facsimile or by emailed document in PDF format), each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.  Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

(The remainder of this page has been intentionally left blank. Signature pages follow.)

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,
AMERICAN REALTY CAPITAL PROPERTIES, INC.

By:	/s/ Nicholas S. Schorsch
Name:	Nicholas S. Schorsch
Title:	Chairman and CEO

  The foregoing Placement Agency Agreement is hereby confirmed and accepted by the Placement Agent as of the date first above written.

JMP SECURITIES LLC By: /s/ Kent Ledbetter______________________ Name: Kent Ledbetter Title: Director of Investment Banking

Signature Page to Placement Agency Agreement

SCHEDULE 1

WIRE INSTRUCTIONS

SCHEDULE 2

INDEMNIFICATION AND CONTRIBUTION

As a material part of the consideration for the agreement of the Placement Agent to furnish its services under the Agreement, the Company agrees to indemnify and hold harmless the Placement Agent and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the Agreement, or any Offering or proposed transaction contemplated thereby. In addition, the Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of any Indemnified Party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and the Placement Agent, on the other hand, in connection with the Offering and the services rendered by the Placement Agent. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and the Placement Agent, on the other hand, in connection therewith, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by the Placement Agent pursuant to the Agreement.

The Company shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to the Placement Agent. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company’s prior written consent.

The Company further agrees that neither the Placement Agent nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including the Company’s equity holders and creditors) related to or arising out of the Placement Agent’s engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of any Indemnified Party. The indemnity, reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each Indemnified Party. The foregoing provisions shall survive the Closing of the sale of the Securities and any termination of the relationship established by the Agreement.